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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM 12b-25

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                           NOTIFICATION OF LATE FILING
(Check One):      [ ] Form 10-K       [ ] Form 20-F     [ ] Form 11-K
                  [X] Form 10-Q       [ ] Form N-SAR
                  For Period Ended:  December 28, 2002
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                                                       | SEC FILE NUMBER:     |
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                                                       | CUSIP NUMBER:        |
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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
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    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION

                      Technical Communications Corporation
                     --------------------------------------
                             Full Name of Registrant

                                100 Domino Drive
                     ---------------------------------------
                      Address of Principal Executive Office

                          Concord, Massachusetts 01742
                         ------------------------------
                            City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate) |X|

    (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

    (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

Technical Communications Corporation (the "Company") requires an extension in the filing date for its Quarterly Report on Form 10-QSB in order to file as complete and accurate Form as possible. The number and complexity of recent accounting pronouncements, including SFAS #148, #149, FIN #45 & 46, requires additional time to accurately assess the impact these pronouncements may have on the Company's financial statements.

PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

Carl H. Guild, Jr., CEO        (978) 287-5100
-----------------------        --------------            --------------------
(Name)                           (Area Code)              (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?

                                  [X] Yes   [ ] No

If answer is no, identify report(s):
                                    -------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                  [ ] Yes   [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                      Technical Communications Corporation
              -----------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 11, 2003                    By:  /s/ Carl H. Guild, Jr.
       -----------------                         -----------------------
                                                 Chief Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

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        Intentional misstatements or omissions of fact constitute Federal
                   Criminal Violations (See 18 U.S.C. 1001).
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